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                                                                   EXHIBIT 10.21



                                   AGREEMENT

                                 by and between


                   CLARK MATERIAL SYSTEMS TECHNOLOGY COMPANY, a business unit of Clark Equipment Company as Buyer



                                      and




                        HYDROLECTRIC LIFT TRUCKS, INC.,
                    a division of the Deerfield Mfg. Company

                                   as Seller






                        Effective as of January 1, 1988
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                                   AGREEMENT


                                    Contents

                                                                      Page
                                                                      ----

         Purpose ...................................................    1
         1.       Definitions ......................................    2
         2.       Sale and Purchase ................................    3
         3.       Term .............................................    3
         4.       Prices and Price Adjustments .....................    3
         5.       Payment ..........................................    7
         6.       Delivery .........................................    8
         7.       Orders ...........................................    8
         8.       Supply Protection Reserve ........................   12
         9.       Warranty on Products and Parts ...................   13
         10.      Patents ..........................................   17
         11.      Quality Assurance, Design changes ................   18
         12.      Technical Documentation ..........................   19
         13.      Design Control ...................................   20
         14.      Tooling Ownership and Payment ....................   22
         15.      Force Majeure ....................................   23
         16.      Confidential Information .........................   24
         17.      Exclusivity ......................................   25
         18.      Law of Agreement .................................   25
         19.      Changed Condition ................................   25
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         20.      Indemnity ........................................   26
         21.      Termination ......................................   27
         22.      Inventory ........................................   28
         23.      General Provision ................................   29
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THIS AGREEMENT, effective as of January 1, 1988, is entered into by and between
CLARK MATERIAL SYSTEMS TECHNOLOGY COMPANY, a business unit of Clark Equipment Company, a Delaware corporation with offices at Lexington, Kentucky, referred to in this Agreement as "Buyer", and HYDROLECTRIC LIFT TRUCKS, INC., a division of Deerfield Mfg. Company, an Ohio corporation with principal offices in Wilmington, Ohio, referred to in this Agreement as "Seller".



                                    PURPOSE


Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, certain Products and Parts manufactured by Seller for incorporation into certain of Buyer's Industrial Trucks manufactured by Buyer or its affiliates in the United States and/or Korea for use in the United States and for export.


Buyer and Seller both wish to establish a stable working relationship. Both Parties also recognize the necessity for flexibility in addressing changes in the business factors which may affect this arrangement and, therefore, expect that as changed conditions arise the Parties will be able and willing to discuss appropriate modifications to this Agreement.


This Agreement will be considered the basic agreement relating to the sale of Seller's Products and Parts for incorporation into Buyer's Industrial Trucks. This Agreement may be extended to cover the sale of Seller's Products and Parts for Buyer's Industrial Trucks manufactured by Buyer or Buyer's affiliates in other countries; however, Buyer and Seller recognize that it may be appropriate to modify certain provisions to conform to local laws and procedures.

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The purpose of this Agreement is to establish a procedure for the sale and purchase of the Products and Parts covered by this Agreement and to establish the terms and conditions which will apply to sales of the Products and Parts during the term of this Agreement and after termination.

NOW, THEREFORE, in consideration of Buyer's selection of Seller as a principal supplier, Buyer's initial purchase of Products and Parts, and the mutual promises set forth in this Agreement, the Parties agree as follows:

1.       DEFINITIONS

1.1 Products - The term "Products" means the uprights, cylinders, carriages and other components manufactured by Seller to Buyer's specifications as described and specified in Exhibit 1, attached and incorporated as part of this Agreement, together with the alterations and modifications thereto made for Buyer also described and specified in Exhibit 1, including improvements made by Seller, with Buyer's approval, from time to time to all such Products, together with such modifications, replacements or additions to such components as may be agreed upon in writing by the Parties from time to time during the term of this Agreement.


1.2 Parts - The term "Parts" means service and replacement components, parts and accessories for all Products purchased by Buyer pursuant to this Agreement.


1.3 Industrial Trucks - The term "Industrial Truck" means the lift trucks and other industrial trucks manufactured by Buyer or Buyer's affiliates into which Seller's Products are incorporated.

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1.4 Unit Price - The term "Unit Price" means the price for a single unit of the
Products and Parts. The Unit Price may be adjusted in accordance with the provisions of the Agreement.


1.5 Base Price - The "Base Price" for Products is the initial Unit Price which is set forth for each Product in Exhibit 2. The Base Price for parts refers to the price for each Part set forth in the initial list price referred to in paragraph 4.2, below.


2.       SALE AND PURCHASE


During the term and subject to the terms and conditions of this Agreement, Buyer will purchase and take from Seller and Seller will sell and deliver to Buyer the Products and Parts ordered by Buyer in accordance with the procedures set forth in this Agreement.


3.       TERM


This Agreement will be for an initial five (5) year term effective from the date first written above through and including December 31, 1992 and will be automatically extended for an additional three (3) year term through and including December 31, 1995, unless either Party elects to terminate the Agreement at the end of the initial term by written notice to the other Party, which notice must be given on or before July 1, 1992.


4.       PRICES AND PRICE ADJUSTMENTS


4.1      The initial Unit Price for each Product will be the price stated in
         Exhibit 2.

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4.2 The Unit Prices for Parts supplied by the Seller will not exceed the price for that item in the component price of product in Exhibit 1 plus a 15% mark up to allow for administration and packaging costs. Seller agrees to supply Buyer with a list of components that make up the upright, with attached pricing. Suggested price lists will be revised on an annual basis. Price adjustments for parts will not exceed the same percent of increase as for Products as permitted by this Agreement.


4.3 The Unit Price of any Product or Part may be increased or decreased for mutually agreed upon design changes at any time by mutual written agreement. Price reductions will be shared equally by the Buyer and Seller.


4.4 Subject to Section 4.3, the initial Unit Prices for Products will be effective, without increase, for all Products shipped on or before December 31, 1988. Thereafter, Seller may, after consultation with Buyer, and in accordance with the provisions of this Agreement, adjust the Unit Prices for Products effective January 1, 1989, and annually on January 1 of each successive year thereafter during the term of this Agreement ("Annual Price Adjustment"). Unless otherwise agreed, Buyer and Seller will jointly review Unit Prices of Products not later than October 31, 1988, and annually not later than October 31 of each succeeding year thereafter during the term of this Agreement.


4.5 Subject to Section 4.3, the Annual Price Adjustment for Products effective on January 1 of each year, will be effective, without increase, for all Products shipped on or after January 1, the effective date of the price increase, and through and including December 31.

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4.6 The Annual Price Adjustment to the Unit Price for each Product will be determined by multiplying the unit Price for each Product which is effective on December 31 of the then current year by the applicable price adjustment formula set forth below. In each formula each abbreviation has the following meaning:

         Pm       =        Unit Price after the annual adjustment

         Pc       =        Unit Price effective on December 31

         S1       =        Annual price index of Table 5, Hot Rolled bars,
                           plates and structural shapes, product code 3312-4 from August 1 through September 31 as indicated in the "Producer Price Indexes" in the September issue for the calendar year in which the price adjustment will be effective.

         SO       =        Annual price index of Table 5, Hot Rolled bars,
                           plates and structural shapes, product code 3312-4 from August 1 through September 31 as indicated in the Producer Price Indexes in the September issue for the previous calendar year.

         B1       =        Annual price index of Table 5, "ball bearings,
                           complete" from August 1 through September 31 as indicated in the Producer Price Indexes in the September issue for the calendar year in which the price adjustment will be effective.

         B0       =        Annual price index of Table 5, "ball bearings,
                           complete" from August 1 through September 31 as indicated in the Producer Price Indexes in the September issue for the previous calendar year.

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         I1       =        Annual price index of Table 6, "Industrial
                           Commodities" from August 1 through September 31 as indicated in the Producer Price Indexes in the September issue for the calendar year in which the price adjustment will be effective.

         I0       =        Annual price index of Table 6, "Industrial
                           Commodities" from August 1 through September 31 as indicated in the Producer Price Indexes in the September issue for the previous calendar year.

         L1       =        Annual earnings by industry index of Table sic 344,
                           Fabricated Structural Metal Products, "Production -
                           Worker Average Hourly Earnings - in dollars" from
                           August 1 through September 31 as indicated in the Employment and Earnings issued by the U.S. Department of Labor, Bureau of Labor Statistics in the September issue for the calendar year in which the price adjustment will be effective.

         LO       =        Annual earnings by industry index of Table sic 344,
                           Fabricated Structural Metal Products, "Production -
                           Worker Average Hourly Earnings - in dollars" from
                           August 1 through September 31 as indicated in the Employment and Earnings issued by the U.S. Department of Labor, Bureau of Labor Statistics in the September issue for the previous calendar year.



A. The Annual Price Adjustment to the Unit Price for Products identified in
Exhibit 1 as subject to price adjustment formula A will be calculated by the following formula:

   Pm    =     Pc {1 + .62 [(.50) S1 + (.10) B1 + (.13) I1 + (.27) L1 -1]}
                                  --         --         --         --
                                  SO         B0         I0         L0

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4.7 If any of the referenced indexes are discontinued or if the U.S. Department of Labor alters its method of calculating an index (including a change in the base period), the Parties will mutually agree upon a substitute index.


4.8 If the adjusted Unit Price is not calculated by the date established herein for the Annual Price Adjustment, Products will be shipped at the Unit Price in effect on the prior December 31, subject to adjustment in the price when the Unit Price is calculated. The adjusted Unit Price will be established as soon as possible thereafter, either in accordance with Section 4.6 hereof or by mutual written agreement. The prices for Products delivered after January 1, but prior to such adjustment of the Unit Price, will be retroactively adjusted and payment of any differential in prices will be due and payable thirty (30) days after receipt by Buyer of an appropriate invoice from Seller.


4.9 Prices for Products and Parts stated in Exhibit 1 are for Products and Parts delivered F.O.B. from the Seller's dock. Delivery of Products and Parts will be subject to and in accordance with the provisions set forth in Section 5 below.


5. PAYMENT

Payment for Products and Parts will be due and payable thirty (30) days after the later of (i) delivery of Product to Buyer's location or (ii) receipt by Buyer of Seller's invoice.

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6.       DELIVERY



6.1 Products and parts will be delivered F.O.B. the Seller's dock. Delivery frequency will be based on Buyer's schedule and will support "just in time" delivery. Transportation will be arranged by Buyer, or Seller if Buyer so requests. Direct transportation costs will be paid by Buyer.


6.2 Buyer, either directly or through its agent, shall have the right to inspect and test all Products and Parts prior to delivery and within a period of thirty
(30) days following arrival at Buyer's designated manufacturing plant or parts warehouse. All materials shall be received subject to Buyer's inspection and rejection. Material not in accordance with specifications or other provisions of this Agreement shall be either promptly remedied by Seller, or Buyer may reject the Products and Parts and return them to Seller at Seller's expense. Payment for Products and Parts prior to inspection shall not constitute an acceptance thereof. Unless notice of nonconformity or shortage is provided within thirty
(30) days, the Products and Parts will be considered accepted by Buyer. Nothing in this section will modify or impact in any way Buyer's rights under the warranty provision of this Agreement.


7.       ORDERS


7.1 Buyer will order Products from Seller by means of one of the following methods:



   a. by issuing an annual blanket purchase order which will be supplemented by Supplier Delivery Authorization and Planning Schedules issued at least monthly, or

   b.    under special circumstances, by issuing a separate purchase order.

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7.2 When the method identified in paragraph 7.1.a., above, is used, the annual blanket purchase order will be used for the purpose of stating the current Unit Prices for Products and the current mutually agreed upon specifications, but it will not be an order for any quantity of Products. The Supplier Delivery Authorization and Planning Schedules will be the document by which specific quantities of Products are ordered. Each Supplier Delivery Authorization and Planning Schedule will contain the following information:


    a. The Products ordered and the delivery schedule for those Products. The quantities of Products identified as "Firm" for the first time in this Schedule will be the Products ordered. Orders for Products for the first five weeks in this schedule shall be considered "firm". The month for which the Supplier Delivery Authorization and Planning Schedule is issued will be counted as the first month.

    b. Reconfirmation of Products ordered and the delivery schedule for Products for "firm orders" which have been ordered on previous Supplier Delivery Authorization and Planning Schedules. Such Products will be identified as "firm" on each Supplier Delivery Authorization and Planning Schedule.

    c. Buyer's estimate of the quantity of Products which will be ordered in the sixth through twelfth week, which quantity may be increased or decreased by Buyer by up to 50% up to the time when such order becomes "firm" as per Section 7.2.L Such quantities will be identified as "Planning".

    d. Buyer's estimate of the quantities of Products which may be ordered for a period of nine (9) months from the fourth month through the twelfth month from the date of the Supplier Delivery Authorization and Planning Schedule. Such quantities will also be identified as

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         "Planning". Buyer agrees to use its best efforts to keep Seller apprised of significant changes which may occur to such estimates.



Buyer will issue the Supplier Delivery Authorization and Planning Schedules periodically as required, but will at least issue a Supplier Delivery Authorization and Planning Schedule on or before the fifth (5th) working day of each month during the term of this Agreement. Supplier Delivery Authorization and Planning Schedules issued after the fifth (5th) working day of each month through the last day of the month will be considered to be issued for the next following month (the month in which production will be scheduled by Seller). Seller shall acknowledge the "Firm" order in Supplier Delivery Authorization and Planning Schedules by the tenth (10th) working day of each month. "Firm" orders shall be deemed acknowledged if a formal acknowledgement has not been received by Buyer within said ten (10) days.



7.3 Buyer will issue a schedule identified as HLT Upright Specification Order Form for Products with full specifications which will be ordered by Buyer five weeks prior to the scheduled delivery day. Orders for Products need not contain full specifications past the five week firm specification order period. The quantity of Products identified in "Planning" for delivery during the 6th - 12th week may be adjusted by fifty (50%) percent. It is anticipated that orders placed in accordance with this Section 7.3 will be issued weekly on a rolling basis, reconfirming Products ordered and a delivery schedule for Products which have been ordered previously.



The Supplier Delivery Authorization and Planning Schedule may be used to place the order contemplated by this Section 7.3. If Buyer issues more than one Supplier Delivery Authorization and Planning Schedule before the fifth (5th) day of a month, the last Supplier Delivery

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Authorization and Planning Schedule received by Seller by the fifth (5th)
working day of the month will be controlling.



7.4 Under special circumstances Buyer may order Products by individual purchase orders separate and apart from Supplier Delivery Authorization and Planning Schedule system described in Section 7.1, 7.2 and 7.3 above. Special circumstances will include orders which require special terms, special Product specifications, or other special conditions. All such orders will be subject to acceptance by Seller not to be unreasonably withheld and, subject to such pricing adjustments as may be mutually agreed upon by the parties hereto.



7.5 The normal lead time for delivery of Parts will be approximately five (5) weeks. Seller will, however, at no additional charge make every reasonable effort to satisfy Buyer's reasonable requests for emergency delivery of Parts in less than the normal lead time. This arrangement for emergency Parts orders will be discussed at the request of either party after approximately one (1) year's experience with Parts sales and purchases under this Agreement.



7.6 Buyer's liability, if any, upon cancellation of any firm order will be limited to the actual costs incurred by Seller but not to exceed the aggregate Unit Price for Products or Parts cancelled. Upon payment of such actual costs and reasonable overhead costs not to exceed ten percent (10%), Seller will deliver to Buyer, upon Buyer's request, all completed or partially completed Products or Parts. Upon termination of this Agreement by the Buyer, for reasons other than the breach by Seller of its obligations hereunder pursuant to Section 21.1, the Buyer shall be liable for payment of Seller's amortized cost not to exceed $50 or the adjusted amount per Section 4.1 hereof per unit of product for any undelivered remainder of the first 30,000 units of upright with carriage product (less any such payments previously made to Seller).

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7.7 All sales of Products and Parts ordered during the term of this Agreement will be subject to the terms and conditions of this Agreement together with any different or additional terms or conditions mutually agreed upon in writing. Buyer and Seller may use their standard forms to order and to acknowledge orders for Products and Parts; however, unless otherwise mutually agreed in writing, no different or additional terms contained in any such form will add to or modify in any way the terms and conditions provided by this Agreement.




8.       SUPPLY PROTECTION RESERVE



8.1 Buyer may, by written notice given before delivery or after delivery, but on or before the date payment would be due pursuant to Section 5, "Payment", designate certain of the Products ordered to be part of a supply protection reserve to be held and maintained by Buyer in good condition at a suitable location to be provided by Buyer. The quantity of Products placed in the supply protection reserve will be a reasonable quantity determined by Buyer up to a quantity sufficient to supply Buyer's production for approximately thirty (30) days. Units placed in the supply protection reserve will be removed from the reserve and made available for use in production within six (6) months after delivery and may be replaced, as required, with new units to maintain the established quantity of the supply protection reserve. Buyer will notify Seller promptly when units are removed from the supply protection reserve, and the Seller will invoice Buyer for Products which are removed from the supply protection reserve. The Unit Price for such Products will be the Unit Price in effect at the date Buyer designates that Products be placed in the reserve and will be due and payable after removal from the supply protection reserve within thirty (30) days after the date of Seller's invoice. Payment will be made in accordance with Section 5, "Payment".

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8.2 Buyer will pay Seller a carrying charge calculated on the Unit Price of
Products held in the supply protection reserve after the date payment for such units would otherwise be due pursuant to Section 5, "Payment". The carrying charges will be a percentage of the Unit Price equal to simple interest per annum at a rate equal to the prime rate of interest stated in the Wall Street Journal plus 2 points, such rate to be determined on the last working day of each month. Seller will invoice Buyer for the carrying charge monthly, based on the value of the inventory on the last working day of each month, and the carrying charge will be payable within thirty (30) days after the date Buyer receives Seller's invoice.



9.       WARRANTY ON PRODUCTS AND PARTS



9.1 Seller warrants that the Products will conform to the specifications and descriptions identified in Exhibit 1 attached and incorporated by reference herein, and will be merchantable, of good material and workmanship, and free from defects. For purposes of this Agreement any failure of a Product to be as warranted is referred to as a "Defect". This warranty extends to the performance of the Products in Buyer's Industrial Truck Division products into which the Products are incorporated as follows:



    a. If any Defect is discovered in a Product prior to shipment of an Industrial Truck into which it has been incorporated, Seller will pay or reimburse Buyer for the parts and labor required to correct the Defect and any damage to the Industrial Truck resulting from the Defect. For purposes of this Section 9.1.a and Sections 9.1.b., 9.1.d., and 9.1.e. below, the term labor costs to correct a Defect shall include, without limiting the general meaning of the term, reasonable charges to remove the defective Product or Part from the

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         Industrial Truck and to replace a repaired or replacement Product or
         Part, and a reasonable allocation of Buyer's overhead costs to Buyer's labor charges.



    b. If any Defect is discovered in a Product within six (6) months after the date of delivery to the first retail purchaser of an Industrial Truck into which it has been incorporated or during the first 1,000 hours of use of the Industrial Truck, whichever occurs first, Seller will pay or reimburse Buyer for the parts and labor at the rate of $25.00 per hour, which labor rate may be increased by mutual written agreement, or failing such agreement, at the actual rate charged by each dealer (plus any reasonable travel costs), required to correct the Defect and any damage to the Industrial Truck resulting from the Defect.



    c.   If any Defect is discovered in a Product after the period stated in
         Section 9.1.b. above, but within twelve (12) months after delivery to the first retail purchaser of the Industrial Truck into which it is incorporated or during the first 2,000 hours of use of the Industrial Truck, whichever occurs first, Seller will either reimburse Buyer for a replacement part or, at Seller's option, for the cost of repairing the Defective part and Seller will reimburse Buyer for the cost of repairing any damage to the Industrial Truck caused by the Defect.



    d. If any latent Defect is discovered in a Product in any of the parts, components or assemblies, which may materially affect performance of the Industrial Truck into which it is incorporated, after the periods stated in paragraph 9.1.c. above, but during the period indicated below, Seller and Buy will negotiate in good faith the method of correcting the Defect. Seller will pay or reimburse Buyer for fifty percent (50%) of the reasonable costs incurred by Buyer to correct the Defect and to repair any damage to the Industrial Truck caused by the Defect. The period of warranty coverage for parts, components, or

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         assemblies will be thirty-two (32) months after delivery to the first retail purchaser or 4,000 hours, whichever occurs first.



    e. If a latent Defect discovered at any time poses a hazard which may cause personal injury or property damage, notwithstanding any other warranty provision or warranty limitation, Seller will repay or reimburse Buyer for the cost of parts and labor (plus reasonable travel costs) to correct the Defect and any damage to the Industrial Truck caused by the Defect, Buyer's reasonable labor and overhead expenses to locate and repair any Industrial Truck into which the Defective Product has been incorporated, and Buyer's costs to provide reasonable and proper notice and warnings to Buyer's dealers and to owners and users of such Industrial Trucks. Seller and Buyer will negotiate in good faith the method of correcting the Defect.



9.2 Replacement Parts provided by Seller for Products under the warranty provisions of this Agreement are covered by the Product warranty provisions for the remainder of any applicable warranty period and, thereafter, are covered by the Parts warranty to the extent that the Parts warranty period exceeds the Product warranty period.



9.3 Seller warrants that the Parts will conform to Buyer's specifications and descriptions together with any mutually agreed upon modifications, and will be merchantable, of good material and workmanship, and free from defects for a period of six (6) months from the date of sale to the first retail purchaser or the date the Part is installed in a customer's Industrial Truck as a service or replacement Part, whichever occurs first. For purposes of this Agreement any failure of a Part to be as warranted is referred to as a "Defect". This warranty extends to the performance of the Parts in Products which are incorporated in Buyer's Industrial Truck Division Products during the

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warranty period. If any Defect is discovered within the warranty period Seller will reimburse Buyer for the cost of the Defective Part, for the labor of Buyer's authorized service personnel at an hourly rate of $25.00 per hour which rate may be increased by mutual written agreement, or failing such agreement, at the actual rate charged by each dealer, and for the cost of repairing any damage to the Industrial Truck caused by the Defect, plus a charge of ten percent (10%) of the current price of the Defective Parts to cover restocking and handling fee. The amount of warranty reimbursement will be discussed upon request of either Party after approximately one (1) year's experience with warranty claims.



9.4 When a written claim for warranty reimbursement is made Seller may take the following actions:



    a. Seller may require Buyer to return the Defective Products (or the Defective Parts thereof) and Parts at Seller's expense to Buyer's designated administration facility ("Warranty Facility").

    b. Seller may inspect any such allegedly Defective Products and Parts at Buyer's Warranty Facility and may further, upon prompt written notice require Buyer to return all or any of such Products and Parts at Seller's expense. Buyer will notify Seller when such Defective Products and Parts are available for inspection. The notice will include a list of the Defective Products and Parts and a brief description of the warranty claims.

    c. If Seller determines any such Products or Parts are not Defective, Seller will provide Buyer with the data and analysis upon which Seller's determination is based. Otherwise, Seller will promptly pay or reimburse Buyer in accordance with the applicable warranty provision.

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Any warranty claim made by Buyer will be considered accepted, unless within thirty (30) days after Seller's receipt of Buyer's claim Seller either notifies Buyer in writing (i) that the claim is denied or (ii) that Seller requests an additional thirty (30) days to review the claim, such request for additional time to be permitted only once per warranty claim. Each such notice will include a statement of the reason for the denial or the request for additional time.



9.5 The warranties provided by this Agreement do not apply to Defects in Products or Parts caused after delivery to Buyer by parties other than Seller or Seller's representatives by accident, misuse, or neglect or arising from alterations not authorized by Seller.



9.6 The warranties provided in this Agreement are in lieu of all other warranties of quality, express or implied, and state Seller's entire obligation with respect to Defects in Products or Parts. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. Except as stated in this Agreement, Seller will not be liable for incidental or consequential commercial damages for breach of this warranty.



10.      PATENTS



10.1 Buyer represents and warrants that the Products and Parts ordered under this Agreement and their sale or use, alone or in a combination specified by Buyer, according to Buyer's specifications or recommendations, if any, will not infringe any U.S. or foreign patents and Buyer agrees to defend, protect and save harmless Seller, its successors, assigns, customers and users of its products, against all suits and from all damages, claims and demands resulting from such alleged infringements, and agrees that Buyer will, upon request, defend or assist in the defense at Buyer's

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expense of any such suit. Provided, however, that Seller must give Buyer prompt written notice of any such suit or claim.



10.2 Buyer and Seller agree that neither will directly or indirectly obtain or attempt to obtain in any country or territory whatsoever, any rights, title or interest, by registration, patent, copyright, or otherwise, in or to any designs, improvements or inventions whatsoever of the other Party.



11.      QUALITY ASSURANCE, DESIGN CHANGES



11.1 Seller represents and warrants that it has and will maintain during the term of this Agreement a quality assurance program which conforms to criteria stated in Exhibit 3 attached and incorporated as part of this Agreement, and that each Product and Part delivered pursuant to this Agreement will have been manufactured subject to Seller's quality assurance program. Seller further warrants that it will provide Buyer with prompt notice of any Defect in Products or Parts discovered by Seller after delivery to Buyer.


11.2 Subject to Seller's approval, which shall not be unreasonably withheld, Buyer, for reasonable purposes, may have access to materials, work-in-progress, and finished Products and Parts at any facilities at which such Products and Parts are manufactured under this Agreement. Without additional charge, Seller will provide Buyer's representatives with reasonable assistance, including testing and inspection devices and equipment, which may be requested to allow Buyer's representatives to safely and effectively perform their duties while at Seller's manufacturing locations. Buyer's review or evaluation of Seller's quality assurance program or of the quality of Products or Parts will not constitute acceptance of any Products and will not alter in any way Seller's warranties of the quality of Products and Parts.

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11.3 Any design changes to Products will be made only upon mutual written agreement of the Parties (including any price adjustments, the effective date of the engineering change, any drawings, documents or samples to be provided, and any other matters relating to effecting the engineering change) and after proper engineering documentation has been provided by Buyer. Seller will hold Buyer harmless of and from any liability, damages, costs or expenses incurred by Buyer as a result of any changes implemented by Seller without such prior written agreement.



12.      TECHNICAL DOCUMENTATION



All of the Technical Information, tangible and intangible, including but not limited to all drawings, designs, manuals, documents, tapes, diskettes and all other physical embodiments of the Technical Information and all copies thereof, delivered to Seller and its Affiliates is and shall remain the exclusive property of Buyer. Seller agrees that it and its Affiliates do not have and shall not acquire by virtue of performance of this Agreement or otherwise: (i) any right or interest of any kind in any of the Technical Information; or (ii) except as provided in this Agreement, any right to manufacture or sell Products, Components and Service Parts within or outside the United States. Seller agrees to return all such Technical Information, including all copies thereof, immediately upon the earlier of (i) termination of this Agreement for any reason, or (ii) upon request from Buyer.

13.      DESIGN CONTROL



13.1 Ownership. Buyer retains ownership of all Product, Component and Service Part designs, including the designs, deviations and new specifications referred to in Section 16.2 hereof, and Buyer is solely responsible for determining, establishing and approving the performance and such design specifications.



13.2 Specification Changes/Deviations. From time to time during the course of this Agreement it will be necessary for Buyer and Seller to initiate specification changes and/or deviations. Those specification changes and deviations will be processed as outlined in subsections 13.2.1 and 13.2.2. They will be processed by the Parties' mutual agreement on an urgent best efforts basis whenever they arise out of product safety, infringement or other such circumstances.



         13.2.1 Original Product. Deviations to the original Product or Component desired and requested by Seller will be formally submitted to Buyer by Seller. Upon receipt Buyer will review the requested deviation for compatibility and acceptability with Buyer's market and aftermarket and will advise Seller of acceptance or rejection. if found acceptable by Buyer, Seller will upon receipt of written approval from Buyer proceed with the deviation. Costs will be negotiated on a case by case basis. Seller will not put the deviation into commercial production prior to validation by Seller to Buyer performance specification.



         13.2.2 New Specifications Desired by Buyer. New specifications of Product, Component or Service Part desired by Buyer will be formally submitted to Seller. After agreeing to the design and development expenses and the ultimate Product, Component and Service Part price, Buyer will contract with Seller to design, develop and manufacture the Product, Component or

Service Part to the new specification. If in event of failure to agree on the development expense or unit price, Buyer may elect to obtain independent design assistance other than from Seller, and have such model manufactured by whomever Buyer chooses. Agreed upon costs will be borne by Buyer. Seller will not put the Product, Component or Service Part encompassing the new specification into commercial production prior to validation by Seller to Buyer performance specification as outlined in Section 13.2.1.



         13.2.3 New Specifications Desired by Seller. New specifications of Product, Component or Service Part desired by Seller will be formally submitted in writing to Buyer by Seller. Upon receipt of all relevant documentation and information, Buyer will review the requested new specification for compatibility and acceptability with Buyer's market and aftermarket and will advise Seller of acceptance or rejection. If found acceptable by Buyer and after the Product, Component or Service Part price has been mutually agreed upon, Seller will proceed with the new specification. In the event of a failure to agree on price, Buyer may have the new design specifications made by parties other than Seller using the previously provided documentation and information. Costs and expenses related to design, development and manufacturing utilizing the new specifications will be negotiated on a case by case basis, and Buyer will own the new specification design. Seller will have no right to use the new specification design except as provided in this Agreement. Seller will not put the Product, Component or Service Part encompassing the new specification into commercial production prior to validation by Seller to Buyer performance specification.

14.      TOOLING OWNERSHIP AND PAYMENT



14.1 Buyer shall consign to Seller available used tooling unique to products to be manufactured for Buyer. Such tooling shall at all times remain the property of Buyer. Seller shall:

    A.   Properly care for consigned used tooling.

    B.   Repair and maintain same as necessary for production use.

    C. Ensure that Buyer's proprietary markings on such tooling are at all times displayed.

    D.   Provide annual physical inventory evidence of same.

    E. Return same in original condition (normal wear acceptable) to Buyer at Buyer's expense upon Buyer's request or upon termination of Agreement for any reason, provided that Buyer has paid all nondisputed invoices from Seller in full.



14.2 Buyer to reimburse Seller for Buyer authorized new tooling unique to product to be manufactured. Seller shall:

    A.   Obtain written authorization from Buyer to purchase said new tooling.

    B.   Provide responsible cost estimates of same prior to purchase

    C. Provide proof of purchase, performance and payment of same, transfer title of such tooling to Buyer.

    D.   Repair and maintain same

    E.   Provide annual physical inventory evidence of same

    F. Return same in original condition (normal wear acceptable) to Buyer at Buyer's expense upon Buyer's request or upon termination of this Agreement for any reason, provided that Buyer has paid all nondisputed invoices from Seller in full.

14.3 Buyer's liability for reimbursing Seller for Buyer authorized new tooling unique to product to be manufactured will be limited to the actual cost incurred by Seller plus normal reasonable overhead not to exceed 10% and properly attributable to authorized actions by the Buyer. Buyer will not be liable for incidental, special or consequential damages resulting from this Agreement to reimburse Seller for Buyer authorized new tooling unique to Product to be manufactured.



15.      FORCE MAJEURE



15.1 Except as otherwise provided, if either Party is temporarily unable to perform its obligations under this Agreement because of events beyond its control, including, but not limited to, acts of God, strikes, lockouts, or other labor disputes, war, riot, embargo and acts of government, no liability shall exist for failure of performance during this period of inability, nor shall temporary inability to perform obligations be cause for termination of this Agreement by either Party; provided the Party which is temporarily unable to perform provides prompt notice of the commencement and the termination of the event which temporarily causes the inability to perform. However, any such cause for temporary inability to perform the obligations hereunder shall be remedied with all reasonable promptness by the Party prevented from performing, to the extent such party can take remedial action, and the Parties will promptly and amicably discuss actions which may be taken to minimize any loss or damage which may occur to any Party.



15.2 Notwithstanding Seller's right to invoke force majeure Buyer shall have the right to make other reasonably necessary arrangements to buy components to maintain Buyer's production and to complete any such arrangements after the cause for Seller's temporary inability to perform has been eliminated. Both Parties will use all reasonable efforts to resume normal operations under this Agreement as soon as possible after removal of any cause for a temporary inability to perform.

16.      CONFIDENTIAL INFORMATION.



16.1 During the term of this Agreement and for a period of three (3) years thereafter, each Party will hold in confidence any confidential information received from another Party in connection with this Agreement and (except for mandatory disclosures to governments or to such third parties as insurers, shippers and financial institutions whose knowledge or participation may be essential to completion of supply arrangements) will not disclose the confidential information to any third party without the written consent of the Party which provided the information. A party receiving confidential information will protect it from disclosure by handling it with the same care that the Party normally exercises in respect of its own confidential information of similar importance.



16.2 As used in this Agreement, confidential information means any information held in confidence by a Party and disclosed by that Party to another Party in connection with this Agreement; provided the information is:



    a. a type of information classified as confidential by other provisions of this Agreement;

    b. information provided in a written form and clearly identified as confidential; or

    c. information provided verbally, and identified as confidential when disclosed, if the disclosing Party promptly thereafter provides the Party to which it is disclosed a written disclosure identified as confidential.

    d. Information referred to as Technical Information or Technical Documentation in Section 12 hereof.

16.3 Information will not be considered confidential and the obligations of this
Section 15 "Confidential Information" will not apply under the following circumstances:



    a. the information is in the public domain at the time of disclosure or becomes part of the public domain thereafter without the fault of the receiving Party;

    b. the information is known to the receiving Party at the time of the disclosure; or

    c. the information is rightfully acquired by the receiving Party from a third person which is not a party to this Agreement, or is independently developed by the receiving Party.



17.      EXCLUSIVITY



All Products manufactured by Seller to Buyer's design and requirements will be for the exclusive use of Buyer or Buyer's representatives. Seller shall have no right to manufacture Products except as provided under this Agreement.



18.      LAW OF AGREEMENT



         The rights and duties of the Parties to this Agreement will be construed and enforced under the laws of the State of Kentucky, U.S.A.



19.      CHANGED CONDITIONS



Either Party may by written request reopen discussion on the terms of this Agreement in the event of extraordinary changes in business conditions, and the Parties will attempt in good faith to address such changed conditions. If the issues raised cannot be resolved within sixty (60) days after the written request to reopen discussions, either Party may terminate the Agreement upon one hundred twenty (120) days prior written notice. Orders placed prior to the termination of the Agreement will be completed in accordance with its terms.



20.      INDEMNITY.



20.1 Seller will indemnify and hold Buyer harmless from and against any and all claims for injury to or death of persons or damage to property (including costs of litigation and attorney's fees) in any manner caused by, arising from, incident to, connected with, or growing out of Seller's manufacture and sale of Products or Parts to Buyer. Seller further agrees to secure and maintain during the term of this Agreement and for ten (10) years thereafter a public liability policy or policies providing (a) products liability coverage protecting Buyer with respect to claims arising from products and parts sold to Buyer pursuant to this Agreement and (b) providing contractual liability coverage for the hold harmless clause set forth above in this paragraph, each of such insurance coverages to have the bodily injury and property damage limits reasonably required by Buyer from time to time, but in each instance to have bodily injury limits of not less than $3 million per person and $3 million per occurrence and property damage limits of not less than $3 million per occurrence. Seller will upon request furnish Buyer with a certificate from Seller's insurance carrier in a form satisfactory to Buyer and will provide for thirty (30) days' prior written notice from the insurance carrier to Buyer prior to any cancellation or change reducing coverage. In addition, Buyer will be named as an additional insurer as respects its interest.



20.2 Buyer will indemnify and hold Seller harmless from and against any and all claims for injury to or death of persons or damage to property (including costs of litigation and attorney's fees) in any manner caused by, arising from, incident to, connected with, or growing out of Buyer's design or sale of Products and Parts, provided Seller has in all respects manufactured the Products and Parts in strict adherence to and compliance with the design specifications provided by Buyer and provided further that such indemnification shall not apply as to any Product or Part for which Seller is liable under
Section 9 hereof. Buyer further agrees to secure and maintain during the term of this Agreement and for ten (10) years thereafter a public liability policy or policies providing (a) products liability coverage protecting Seller with respect to claims arising from products and parts sold by Buyer and (b) providing contractual liability coverage for the hold harmless clause set forth above in this paragraph, each of such insurance coverages to have the bodily injury and property damage limits reasonably required by Seller from time to time, but in each instance to have bodily injury limits of not less than $3 million per person and $3 million per occurrence and property damage limits of not less than $3 million per occurrence. Buyer will upon request furnish Seller with a certificate from Buyer's insurance carrier in a form satisfactory to Seller and will provide for thirty (30) days' prior written notice from the insurance carrier to Seller prior to any cancellation or change reducing coverage. In addition, Seller will be named as an additional insurer as respects its interest.



21.      TERMINATION.



21.1 Either Party may terminate this Agreement for failure by the other Party to perform or adhere to any promises or obligations undertaken pursuant to this Agreement by giving the other Party thirty (30) days' written notice within which to cure such default. If such default is not cured within the thirty (30) day period, the Party which gave the notice may terminate this Agreement at any time thereafter upon written notice to the other Party.

21.2 Either Party may terminate this Agreement immediately by written notice to the other Party if any of the following events occur:



    1. Any attempted transfer or assignment of this Agreement or any right or obligations hereunder by the other Party unless the assignment is otherwise permitted by this Agreement.

    2.   The filing of a voluntary petition in bankruptcy by the other Party.

    3. The filing of a petition in bankruptcy against the other Party, provided it is not vacated within sixty (60) days from the date of filing.

    4. The appointment of a receiver or trustee for the other Party, provided such appointment is not vacated within sixty (60) days from the date of such appointment.



22.      INVENTORY



22.1 In the event of a termination of this Agreement at the expiration of the initial five (5) year term or the additional three (3) year term, or pursuant to
Section 19 hereof, or by Seller pursuant to Section 21.1 hereof, Buyer agrees that it will purchase from Seller, at Seller's option and at Seller's cost plus ten percent (10%) for overhead, Seller's work in process for orders previously identified by Buyer as "firm", plus raw materials and parts previously delivered to Seller by its suppliers and identified with the manufacture of parts specified in Exhibit 1, to the extent Seller's purchase of such raw materials and parts was reasonable in terms of quantities and lead times.



22.2 In the event of a termination of this Agreement by Buyer pursuant to
Section 21.1 hereof, Buyer shall have the right (but not the obligation) to purchase all or any part of Seller's work in process, raw materials or parts identified with the manufacture of parts specified in Exhibit 1 at a price equal to Seller's cost (without overhead).

23.      GENERAL PROVISION



         23.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the purchase and sale of Products and Parts and supersedes any and all previous agreements, memoranda, negotiations or other understandings of the Parties with respect thereto.



         23.2 The provisions of Sections 10, Patents, 16 Confidential Information, 9 Warranty, 11 Quality Assurance, and 20 Indemnity create continuing obligations which will survive termination of this Agreement for any cause. Termination will not affect obligations under any orders issued prior to termination. Termination will not relieve the Parties of obligations or liabilities accrued prior to termination.



         23.3 Products may be added from time to time, by mutual agreement of the parties, such as Hi-Lo and Quad uprights. All conditions of the contract will apply to the new Products. Other Products may be deleted from time to time.



         23.4 This Agreement may be amended only by a writing signed by both Parties by the representatives identified in writing by each Party from time to time as authorized to sign such an amendment.



    a. Until further notice the only representatives authorized to sign for Buyer are its President, any Vice President of Clark Material Systems Technology Company, or the Director of Operations.

    b. Until further notice the only representatives authorized to sign for Seller are the representatives which signed this Agreement on Seller's behalf.



         23.5 Severability of Provisions. If for any reason any provision of this Agreement is invalid, illegal or unenforceable, then such provision will be deemed severable from the other provisions of this Agreement, all of which will remain in full force and effect and binding on the Parties hereto.



         23.6 Waiver. Any failure by either Party hereto to enforce, at any time, any term or condition of this Agreement will not constitute, nor be construed as, a waiver of that Party's right thereafter to enforce each and every term and condition of this Agreement.



         23.7 Notices. Notices to be given by either Party will be in writing and may be delivered by telegram or by prepaid certified mail to the other Party at the following addresses:

         Buyer    -        Clark Material Systems Technology Company
                           333 West Vine Street, Suite 400
                           Lexington, Kentucky 40507-1627
                           Attention: Greg Dawe

                           cc:      General Counsel
                                    106 West Vine Street
                                    Lexington, Kentucky 40507

         Seller   -        Hydroelectric Lift Trucks, Inc.
                           P.O. Box 768
                           370 Davids Drive
                           Wilmington, Ohio 45177
                           Attention: Robert A. Houston

Either party may change its address by written notice to the other Party.



IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.


BUYER:                                               SELLER:

CLARK MATERIAL SYSTEMS TECHNOLOGY                    HYDROLECTRIC LIFT TRUCKS, INC., a
COMPANY, a business unit of Clark Equipment          division of The Deerfield Mfg. Company
Company


By: /s/ Gary D. Bello                                By: /s/ Robert A. Houston
    -------------------------                            -----------------------
    Gary D. Bello                                        Robert A. Houston

Title: President                                     Title: Vice President and General Manager



By: /s/ Louis A. Campbell                            THE DEERFIELD MFG. COMPANY
    -------------------------
    Louis A. Campbell

Title:   Vice President and General Manager
         Operations

                                                      By: /s/ Michael H. Norris
                                                          ----------------------
                                                          Michael H. Norris
                                                      Title: President, The Deerfield Mfg. Company